WILLIAM BLAIR FUNDS

Form of Amendment to the Written Instrument Establishing and Designating

Shares of the William Blair Emerging Markets Debt Hard Currency Fund

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Written Instrument Establishing and Designating Shares of the William Blair Emerging Markets Debt Hard Currency Fund dated February 19, 2020 (the “Written Instrument”) as follows as of April 29, 2020:

WHEREAS, the Board of Trustees of the Trust, pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, executed the Written Instrument establishing and designating a new series of interests of the Trust to be known as the “William Blair Emerging Markets Debt Hard Currency Fund” (the “Emerging Markets Debt Hard Currency Fund”); and

WHEREAS, a name change for the Emerging Markets Debt Hard Currency Fund has been recommended and the Board of Trustees has approved the name change for the Emerging Markets Debt Hard Currency Fund.

RESOLVED, that the Board of Trustees of the Trust hereby re-designates the Emerging Markets Debt Hard Currency Fund to be known as the “William Blair Emerging Markets Debt Fund” effective on such date as determined by the President of the Trust.

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

Vann A. Avedisian	Dorri C. McWhorter

Kathleen T. Barr	Arthur J. Simon

Stephanie G. Braming	Thomas J. Skelly

Daniel N. Leib	Steven R. Zenz